EXHIBIT 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Cardone REIT I, LLC Form 1-K dated May 10, 2024, of our report, dated May 10, 2024, on our audits of the financial statements of Cardone REIT I, LLC as of December 31, 2023 and 2022, and for the years then ended.

Kaufman, Rossin & Co., P.A.

May 10, 2024

Miami, Florida